Exhibit 2









January 6, 2003

Southern Cross Group, L.L.C.
Two Greenwich Plaza
Greenwich, CT  06830

Ladies and Gentlemen:

     This letter confirms our intentions regarding the acquisition by Southern Cross Group, L.L.C., (the "Buyer") of certain shares of capital stock of AT&T Latin America Corp. (the "Company") beneficially owned by AT&T Corp. (the "Seller"). Our agreement is as follows:

     1. Acquisition. Subject to the terms and conditions of a definitive purchase agreement and all other agreements and instruments necessary to consummate the transactions contemplated herein, the Buyer will acquire all of the issued and outstanding shares of capital stock of the Company beneficially owned by the Seller, comprised of 8,000,000 shares of the Company's Class A Common Stock, par value $0.0001 per share and 73,081,595 shares of the Company's Class B Common Stock, par value $0.0001 per share (collectively the "Shares"). The form of the transaction will be jointly determined.

     2. Purchase Price. The total purchase price for the Shares shall be $1,000.00 payable in cash.

     3. Closing. The closing of the transaction shall take place at such time and place as shall be mutually agreed upon by the parties (the "Closing").

     4. Negotiation of Agreement: Conditions to Closing. The parties hereto shall promptly negotiate to reach agreement on a definitive purchase agreement and all other agreements and instruments necessary to consummate the transactions contemplated herein, each of which shall be consistent with the terms hereof and shall contain such covenants and conditions as are set forth in this letter of intent. Each of the parties' obligations to close the transaction is subject to and conditioned upon, among other things:

     (a) the execution of definitive documentation containing such representations, warranties and covenants as may be agreed upon by the parties; and


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     (b) the receipt of the following consents and approvals to consummate the transaction: (i) approvals of the Board of Directors of each of the parties and (ii) any requisite U.S. and foreign governmental approval, including antitrust and telecommunications law compliance. The parties intend to use their reasonable efforts to consummate the purchase of the Shares within twelve (12) months from the date hereof.

     5. Operation of Business. It is the Buyer's intention to cause the Company to be operated, after the Closing, as a going concern. From and after the Closing, Buyer will use its reasonable best efforts to cause the Company to perform its obligations with its existing customers in the ordinary course. The parties will work cooperatively to structure a transaction that considers the interests of the Company and its creditors and shareholders.

     6. Confidentiality. The parties hereto agree to maintain the confidentiality of their negotiations and all information exchanged about the Company. In the event this transaction does not close for any reason, the Buyer shall return to the Seller such written proprietary information of the Seller or the Company that previously had been delivered to the Buyer. The parties will comply with the terms of that certain confidentiality agreement entered into by the parties in December, 2002.

     7. Public Announcements. Neither the parties nor their respective agents shall make any public announcement with respect to this letter of intent or the transactions contemplated hereby, except as required by applicable law, and no such public announcement shall be made without the prior consultation with the other party. However, the Buyer acknowledges that the Seller will file this Letter of Intent by way of an amendment to its relevant Schedule 13-D filing and that the Seller shall be permitted to publicly announce, by way of a press release or otherwise, the execution of this letter of intent and the transactions contemplated hereby.

     8. Expenses. Each party hereto will bear its own expenses in connection with the transaction contemplated hereby. However, if the Closing does not occur by April 15, 2003, Seller agrees to pay Buyer $750,000.00.

     9. Governing Law. This letter shall be governed and construed in accordance with the laws of the State of New York without regard to principles of conflicts of law thereof.

     10. Counterparts. This letter may be executed in counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same letter agreement.


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     11. Nonbinding Agreement. Except as to paragraph 6, 7, 8 and 11 hereof, this letter is merely a statement of the intent of the parties and shall not be construed as a binding agreement or obligation and may not be relied upon as the basis of any oral agreement or contract by estoppel. No binding contract or obligation between the parties shall arise with respect to the acquisition of the Shares by the Buyer until execution of a definitive purchase agreement, and until such time, either party may terminate discussions at any time and for any reason. The parties agree that this letter, executed January 6, 2003, shall be effective as of December 31, 2002. This letter amends and restates the letter between the parties hereto dated December 31, 2002, and constitutes the entire agreement among the parties with respect to the subject matter hereof and thereof.

     If the foregoing correctly reflects our mutual understanding, please so indicate by signing the enclosed copy of this letter and returning it to the undersigned.

                                  Sincerely,

                                  AT&T Corp.



                                  By:   /s/ Raymond E. Liguori
                                       ---------------------------
                                       Name:   Raymond E. Liguori
                                       Title:  Mergers & Acquisitions
                                               Vice President


AGREED AND ACCEPTED

Southern Cross Group, L.L.C.

By:   /s/ Ricardo Rodriguez
     -----------------------------
     Name:  Ricardo Rodriguez
     Title: Managing Member